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                                       FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
         SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
                DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                           SECURITIES EXCHANGE ACT OF 1934.


               Commission File Number  000-15838
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                       New Jersey Steel Corporation
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                (Exact name of registrant as specified in its charter)


North Crossman Road, P.O. Box 96, Sayreville, New Jersey 08872, (732) 721-6600
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, $0.01 par value
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               (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [  ]
          Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [  ]
          Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [  ]
          Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [  ]
          Rule 12h-3(b)(1)(i)      [X]

     Approximate number of holders of record as of the certification or notice date: 40
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     Pursuant to the requirements of the Securities Exchange Act of 1934 New
Jersey Steel Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  New Jersey Steel Corporation

DATE:  January 12, 1998           BY:/s/ Gary Giovannetti
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                                  Gary Giovannetti
                                  President